Exhibit 99.1

Press Release

For Immediate Release

Contacts: Yee Phong (Alan) Thian
Chairman, President and CEO
(626) 307-7559
David Morris
Executive Vice President and CFO
(714) 670-2488

RBB Bancorp Reports Third Quarter Earnings for 2020

Conference Call and Webcast Scheduled for Tuesday, October 27, 2020 at

11:00 a.m. Pacific Time/2:00 p.m. Eastern Time

Third Quarter 2020 Highlights

●	Net income of $8.5 million, or $0.43 diluted earnings per share

●	Loans held for investment increased by $160.5 million, or 24.6% annualized growth, from the end of the prior quarter

●	Total deposits (excluding brokered deposits) increased by $160.2 million, or 26.2% annualized growth, from the end of the prior quarter

●	Nonperforming assets to total assets of 0.54%, improving 2 basis points from the prior quarter

●	Loans modified under the CARES Act decreased by 76% from the end of the prior quarter and now represent 4% of loans outstanding

●	Net interest margin of 3.59% increased by 17 basis points from the prior quarter and was flat from the third quarter of 2019

●	Announced resumption of our stock repurchase program

Los Angeles, CA, October 26, 2020 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (“the Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company,” announced financial results for the quarter ended September 30, 2020.

The Company reported net income of $8.5 million, or $0.43 diluted earnings per share, for the three months ended September 30, 2020, compared to net income of $6.5 million, or $0.33 diluted earnings per share, and $8.0 million, or $0.39 diluted earnings per share, for the three months ended June 30, 2020 and September 30, 2019, respectively.

“Our performance in the third quarter demonstrated the strength of our growing franchise as we generated strong earnings, increasing net interest margin, and asset and deposit growth,” said Mr. Alan Thian, Chairman, President and CEO of RBB Bancorp. “Effective management of our loan exposure in prior quarters – which resulted in lower concentrations of CRE and C&I loans relative to our peers – created an opportunity to selectively originate attractive loans in markets in which our competitors were forced to pull back.  Strong deposit growth was accompanied by declines in corresponding costs as we benefited from ongoing efforts to improve our deposit franchise and a declining rate environment.  Our asset quality remains solid and we remain well capitalized with ample access to liquidity.  Loans modified under the CARES Act outstanding decreased 76% over the quarter to just 4% of loans outstanding.”

“Our board of directors approved the reinstatement of the stock repurchase program to the maximum of what the plan allows, which will further enhance shareholder value,” Mr. Thian concluded.

Key Performance Ratios

Net income of  $8.5 million for the third quarter of 2020 produced an annualized return on average assets of  1.05%, an annualized return on average tangible common equity of 9.81%, and an annualized return on average equity of 8.06%. This compares to an annualized return on average assets of 0.83%, an annualized return on average tangible common equity of 7.77%, and an annualized return on average equity of 6.34% for the second quarter of 2020. The efficiency ratio for the third quarter of 2020 was 46.63%, compared to 54.40% for the prior quarter.  The improvement in the efficiency ratio was primarily due to improved net interest income.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $27.3 million for the third quarter of 2020, compared to $25.0 million for the second quarter of 2020. The $2.2 million increase was primarily attributable to a $71.8 million increase in average earning assets and a $37.4 million increase in average noninterest-bearing deposits, partially offset by a $27.0 million increase in average interest-bearing liabilities. Net interest income was also favorably impacted by a 17 basis point increase in the net interest margin. Accretion of purchase discounts from prior acquisitions contributed $634,000 to net interest income in the third quarter of 2020, compared to $818,000 in the second quarter of 2020.

Compared to the third quarter of 2019, net interest income, before provision for loan losses, increased $3.7 million from $23.5 million. The increase was primarily attributable to a $418.9 million increase in average earning assets and a $170.3 million increase in average noninterest-bearing deposits, partially offset by a $268.1 million increase in average interest-bearing liabilities. The net interest margin was unchanged at 3.59% between the third quarters of 2020 and 2019.  The increases in average earning assets and total deposits were primarily due to the Pacific Global Bank (“PGB”) acquisition and increased loan and deposit originations.

Net interest margin was 3.59% for the third quarter of 2020, an increase from 3.42% in the second quarter of 2020. The increase was primarily attributable to a 51 basis point decrease in the cost of total deposits and a 48 basis point decrease in the cost of borrowings (FHLB advances, long-term debt and subordinated debentures), partially offset by a 2 basis point decrease in the yield on average earning assets. Loan discount accretion contributed 8 basis points to the net interest margin in the third quarter of 2020, compared to 14 basis points in the second quarter of 2020.

Noninterest Income

Noninterest income was $2.7 million for the third quarter of 2020, an increase of $519,000 from $2.2 million in the second quarter of 2020. The increase was driven by an increase in gain on loan sales of $679,000 as the Company sold $28.2 million more loans in the third quarter than in the prior quarter generally due to increased market activity following the initial impact of the COVID-19 pandemic. The Company expects gain on sale of loan income to return to prior levels in the fourth quarter.

The Company sold $17.7 million in FNMA qualified mortgage loans for a net gain of $537,000 and sold $11.8 million in non-qualified mortgage loans to private investors for a gain of $227,000 during the third quarter of 2020.  This compared to $5.2 million in FNMA qualified mortgage loans for a net gain of $105,000 during the second quarter of 2020.  The Company sold no SBA loans during the third quarter of 2020, compared to $1.4 million in SBA loans sold for a net gain of $70,000 during the second quarter of 2020.

Compared to the third quarter of 2019, noninterest income decreased by $73,000 from $2.8 million. The decrease was primarily attributable to a decrease of $281,000 in loan servicing fees.

Noninterest Expense

Noninterest expense for the third quarter of 2020 was $14.0 million, compared to $14.8 million for the second quarter of 2020. The $855,000 decrease was primarily attributable to a $424,000 decrease in salaries and employee benefits expenses, $214,000 decrease in merger expenses, $167,000 decrease in occupancy and equipment expenses, partially offset by a $318,000 increase in data processing expenses and a $128,000 increase in insurance and regulatory assessments. The decrease in salary and employee benefits was primarily attributable to severance paid in the second quarter for employees affected by restructuring related to the completion of the PGB acquisition.

RBB incurred $62,000 in merger and conversion expenses in the third quarter of 2020, of which $20,000 is a reversal of expenses related to the First American International Corp. acquisition and $82,000 to the PGB acquisition, a decrease of $214,000 from the prior quarter.

Noninterest expense increased from $13.8 million in the third quarter of 2019. The $192,000 increase was primarily due to a $226,000 increase in data processing expense, a $240,000 increase in legal and professional expense, and a $190,000 increase in insurance and regulatory assessments. These were partially offset by a $122,000 decrease salaries and employee benefit expense, a $117,000 decrease in marketing and business promotion expense.

Income Taxes

The effective tax rate was 29.8% for the third quarter of 2020, 30.8% for the second quarter of 2020, and 31.5% for the third quarter of 2019. The slightly lower effective tax rate in the third quarter of 2020 was a result of affordable housing tax credits.

Loan Portfolio

Loans held for investment, net of deferred fees and discounts, totaled $2.8 billion as of September 30, 2020, an increase of $160.5 million from June 30, 2020, and an increase of $629.0 million from September 30, 2019. The increase from the prior quarter was primarily due to organic loan growth. Single-family residential mortgages decreased by $10.9 million, net of payoffs, paydowns and loan sales, and was driven by loan sales. Commercial real estate loans increased by $74.9 million, construction and land development loans increased by $37.8 million, SBA loans increased by $7.1 million, and commercial and industrial loans increased by $50.4 million.

During the third quarter of 2020, single-family residential mortgage production was $82.6 million (mortgage loans held for investment and held for sale), payoffs and paydowns were $45.7 million, and single-family residential mortgage loan sales were $29.5 million. During the second quarter of 2020, single-family residential mortgage production was $117.6 million, payoffs and paydowns were $36.0 million, and loan sales were $1.4 million.

Mortgage loans held for sale were $23.9 million as of September 30, 2020, an increase of $8.4 million from $15.5 million at June 30, 2020 and a decrease of $235.4 million from $259.3 million as of September 30, 2019. The Company originated approximately $28.7 million in mortgage loans for sale for the third quarter of 2020, compared with $19.0 million during the prior quarter. In the third quarter, SBA loan production was $7.2 million. In the prior quarter, SBA loan production was $33.1 million, which consisted exclusively of PPP loans and total loan sales were $1.4 million.

Deposits

Deposits were $2.6 billion at September 30, 2020, an increase of $160.2 million from June 30, 2020, and an increase of $445.0 million from September 30, 2019, excluding brokered deposits. The increase in total deposits from the prior quarter was primarily attributable to organic deposit growth. Noninterest-bearing deposits increased by $66.5 million and interest-bearing non-maturity deposits increased by $53.7 million. Time deposits increased by $55.0 million, including a $15.0 million increase in brokered CDs. As of September 30, 2020, time deposits included $17.4 million in brokered CDs, as compared to $2.4 million as of June 30, 2020 and $102.6 million as of September 30, 2019.

Asset Quality

Nonperforming assets totaled $18.3 million, or 0.54% of total assets at September 30, 2020, compared to $17.5 million, or 0.56%, of total assets at June 30, 2020. The decrease in nonperforming assets was primarily due to an increase in total assets. Nonperforming assets consist of OREO, loans modified under troubled debt restructurings (“TDR”), non-accrual loans, and loans past due 90 days or more and still accruing interest.

Loans held-for-investment 30 to 89 days past due decreased by $2.2 million to $21.7 million at September 30, 2020 from $23.9 million at June 30, 2020.

In the third quarter of 2020, there were $47,000 in net charge-offs, down from $320,000 in the prior quarter.

The Company recorded a provision for credit losses of $3.9 million for the third quarter of 2020, an increase from $3.0 million in the prior quarter, primarily attributable to the higher loan balances and the impact of the COVID-19 pandemic.

The allowance for loan losses totaled $26.6 million, or 0.97% of loans held for investment at September 30, 2020, compared with $22.8 million, or 0.88%, of total loans at June 30, 2020.

The following table, as of September 30, 2020, is intended to summarize the Company’s overall loan exposure to major industries that are considered “at-risk” for business interruption due to the COVID-19 pandemic:

Industry / Property Type	Total Exposure ($000)	% of Total HFI Loans
General retail (excluding SBA)	$235,153	8.5%
Mixed use commercial	106,166	3.9%
Commercial	62,678	2.3%
Hospitality (excluding SBA)	27,666	1.0%
Service stations (excluding SBA)	13,825	0.5%
SBA loans	111,193	4.0%
Shared National Credits (excluding airlines, cruise lines and hotels)	35,998	1.3%
Airlines, cruise lines and hotels (SNC)	11,825	0.4%
Restaurants (excluding SBA)	5,520	0.2%
Total loans	$610,024	22.1%

In the above table, the general retail exposure now includes warehouse loans and the mixed use commercial exposure now includes residential mixed use loans.

As of September 30, 2020, borrowers representing 260 loans totaling $32.9 million, or 1.2% of the Company’s total loan portfolio, have funded under the SBA’s Paycheck Protection Program due to the COVID-19 pandemic.

Under the CARES Act SBA loan payments were made through September 30, 2020 by the SBA.  We have contacted nearly all of our SBA borrowers and the following table details new deferments of SBA loans:

	Requested SBA Loan Deferments
	Number	Principal Amount ($000)	Principal Amount Average LTV%	Guaranteed Amount ($000)	Unguaranteed Amount ($000)	Unguaranteed Amount to Total SBA Loans
Hospitality	9	$38,965	75%	$29,224	$9,741	8.8%
General retail	5	5,051	51%	3,794	1,257	1.1%
Restaurant	2	2,681	155%	2,016	665	0.6%
Transportation	3	1,042	30%	782	261	0.2%
Fitness	1	101	0%	86	15	0.0%
Mixed use commercial	1	45	0%	33	11	0.0%
	21	$47,885		$35,935	$11,950	10.7%

We have not been able to contact four borrowers listed in the above table to determine if they need a deferment under SBA guidelines. The unguaranteed balance of those four loans is $27,665.  All four have not made their payments as of October 15, 2020.  There are two loans with an unguaranteed balance of $54,766 that will not qualify for a SBA deferment due to delinquency or deferment issues prior to COVID-19. Those two loans are not listed above and the borrowers have not made their payments as of October 15, 2020.

The following table provides details regarding the Company's COVID-19 loan deferral activity through October 21, 2020.

	As of June 30, 2020			As of October 23, 2020
	Deferred Loans			Loans Resuming Payments		Loans Deferred
	Number	Principal Amount ($000)	% of Total HFI Loans	Number	Principal Amount ($000)	Number	Principal Amount ($000)
General retail (excluding SBA)	34	$94,251	3.4%	31	$67,411	3	$26,840
Mixed use commercial	38	58,841	2.1%	34	48,294	4	10,547
Hospitality (excluding SBA)	5	25,343	0.9%	3	12,414	2	12,929
Restaurants (excluding SBA)	11	4,186	0.2%	10	4,186	1	12
Multifamily	6	9,086	0.3%	6	9,086	—	—
Commercial, office and other (1)	6	22,983	0.8%	1	3,102	5	19,881
SFR mortgage loans - Western region	183	118,484	4.3%	145	88,880	38	29,604
SFR mortgage loans - Eastern region	203	85,935	3.1%	194	82,699	10	4,106
SFR mortgage loans - Chicago metropolitan	84	14,824	0.5%	83	14,575	4	719
Total	570	$433,933	15.7%	507	$330,647	67	$104,638

(1)  Loan with a principal amount of $17 million is on a principal deferment only.

The Company does not have any shared national credits or loans backed by service stations, airlines or cruise lines on deferral as of October 20, 2020.

Properties

On March 31, 2020, we closed the Grand Street branch in New York City as the lease for this branch expired in April 2020. Branch operations and staff were transferred to the Bowery branch.

The Bank plans to open a new full service banking branch in Edison, New Jersey in November of 2020. The branch will be located at 561 US-1, in the Wicks Shopping Plaza in Edison. The Bank purchased a property located at 2057 86th Street, Brooklyn, New York, in the Bensonhurst neighborhood, to house a full-service branch. We expect this branch to open in 2021.  The Bank has leased a location on Canal Street in Manhattan to move our Bowery Street branch.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California. The Company has total assets of $3.4 billion. Its wholly-owned subsidiary, Royal Business Bank is a full service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, and three branches in the Chicago neighborhoods of Chinatown and Bridgeport. Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services. The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Irvine, California, one branch in Las Vegas, Nevada, six branches and one loan operation center in Brooklyn, Queens and Manhattan in New York, and three branches in Chicago, Illinois. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Avenue, Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time tomorrow, October 27, 2020, to discuss the Company’s third quarter 2020 financial results.

To listen to the conference call, please dial 1-833-519-1355 or 1-918-922-6505, passcode 8574857. A replay of the call will be made available at 1-800-585-8367 or 1-404-537-3406, passcode 8574857, approximately one hour after the conclusion of the call and will remain available through November 3, 2020.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; expectations regarding the impact of the COVID-19 pandemic; the costs or effects of acquisitions or dispositions we may make, including our recent acquisition of PGB Holdings, Inc. and its wholly-owned subsidiary, Pacific Global Bank, and our recently completed acquisition of First American International Corp., whether we are able to obtain any required governmental or shareholder approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, compliance, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments”, commonly referenced as the Current Expected Credit Loss (“CECL”) model, which will change how we estimate credit losses and may increase the required level of our allowance for credit losses after adoption; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as securities, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California DFPI (formerly DBO); our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K for the year ended December 31, 2019, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, except for December 31, 2019)

(Dollars in thousands)

	September 30	June 30	March 31	December 31	September 30
	2020	2020	2020	2019	2019
Assets
Cash and due from banks	$121,630	$94,844	$285,667	$114,763	$136,076
Federal funds sold and other cash equivalents	57,000	57,000	75,300	67,000	47,000
Total cash and cash equivalents	178,630	151,844	360,967	181,763	183,076
Interest-bearing deposits in other financial institutions	600	600	600	600	949
Investment securities available for sale	214,662	185,756	126,294	126,069	72,923
Investment securities held to maturity	7,569	7,615	7,825	8,332	8,724
Mortgage loans held for sale	23,886	15,479	52,096	108,194	259,339
Loans held for investment	2,755,153	2,594,620	2,399,982	2,196,934	2,126,145
Allowance for loan losses	(26,634)	(22,820)	(20,130)	(18,816)	(19,386)
Net loans held for investment	2,728,519	2,571,800	2,379,852	2,178,118	2,106,759
Premises and equipment, net	24,237	23,965	24,472	16,813	16,871
Federal Home Loan Bank (FHLB) stock	15,641	15,641	15,630	15,000	15,000
Net deferred tax assets	1,080	—	—	2,326	4,378
Cash surrender value of life insurance	34,930	34,736	34,544	34,353	34,158
Goodwill	69,243	69,209	69,790	58,563	58,383
Servicing assets	14,724	15,595	16,826	17,083	17,180
Core deposit intangibles	5,519	5,876	6,234	6,100	6,444
Accrued interest and other assets	40,336	38,065	33,523	35,221	36,118
Total assets	$3,359,576	$3,136,181	$3,128,653	$2,788,535	$2,820,302
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$642,332	$574,553	$504,324	$458,763	$446,141
Savings, NOW and money market accounts	654,378	601,941	571,870	537,490	493,965
Time deposits	1,315,038	1,260,026	1,359,787	1,252,685	1,311,817
Total deposits	2,611,748	2,436,520	2,435,981	2,248,938	2,251,923
Net deferred tax liabilities	—	656	312	—	—
FHLB advances	190,000	150,000	150,000	—	35,000
Long-term debt, net of debt issuance costs	104,305	104,220	104,135	104,049	103,964
Subordinated debentures	14,229	14,174	14,120	9,673	9,632
Accrued interest and other liabilities	17,878	16,586	16,112	18,185	20,942
Total liabilities	2,938,160	2,722,156	2,720,660	2,380,845	2,421,461
Shareholders' equity:
Shareholder's equity	420,329	412,827	407,332	407,379	398,438
Non-controlling interest	72	72	72	72	72
Accumulated other comprehensive income (loss) - Net of tax	1,015	1,126	589	239	331
Total shareholders' equity	421,416	414,025	407,993	407,690	398,841
Total liabilities and stockholders’ equity	$3,359,576	$3,136,181	$3,128,653	$2,788,535	$2,820,302

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	September 30, 2020	June 30, 2020	September 30, 2019
Interest and dividend income:
Interest and fees on loans	$34,153	$32,633	$32,902
Interest on interest-bearing deposits	61	74	429
Interest on investment securities	621	887	703
Dividend income on FHLB stock	190	187	238
Interest on federal funds sold and other	100	322	397
Total interest income	35,125	34,103	34,669
Interest expense:
Interest on savings deposits, NOW and money market accounts	779	782	1,117
Interest on time deposits	4,746	5,933	8,038
Interest on subordinated debentures and long term debt	1,905	1,915	1,921
Interest on other borrowed funds	444	439	81
Total interest expense	7,874	9,069	11,157
Net interest income before provision for loan losses	27,251	25,034	23,512
Provision for loan losses	3,861	3,009	824
Net interest income after provision for loan losses	23,390	22,025	22,688
Noninterest income:
Service charges, fees and other	1,143	1,065	934
Gain on sale of loans	760	81	813
Loan servicing fees, net of amortization	546	708	827
Recoveries on loans acquired in business combinations	32	5	12
Increase in cash surrender value of life insurance	194	191	195
Gain on sale of securities	52	158	7
Gain on sale of other real estate owned	—	—	11
Total noninterest income	2,727	2,208	2,799
Noninterest expense:
Salaries and employee benefits	7,599	8,103	7,801
Occupancy and equipment expenses	2,360	2,527	2,434
Data processing	1,200	882	974
Legal and professional	675	670	435
Office expenses	271	337	335
Marketing and business promotion	131	111	248
Insurance and regulatory assessments	363	234	172
Core deposit premium	357	357	384
OREO expenses/(income)	3	14	(1)
Merger and conversion expenses	62	276	154
Other expenses	957	1,308	850
Total noninterest expense	13,978	14,819	13,786
Income before income taxes	12,139	9,414	11,701
Income tax expense	3,619	2,901	3,689
Net income	$8,520	$6,513	$8,012

Net income per share
Basic	$0.43	$0.33	$0.40
Diluted	$0.43	$0.33	$0.39
Cash Dividends declared per common share	$0.06	$0.06	$0.10
Weighted-average common shares outstanding
Basic	19,717,568	19,710,330	20,067,847
Diluted	19,804,892	19,806,304	20,425,966

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the nine months ended
	September 30, 2020	September 30, 2019
Interest and dividend income:
Interest and fees on loans	$99,062	$102,981
Interest on interest-earning deposits	586	1,412
Interest on investment securities	2,329	1,976
Dividend income on FHLB stock	379	815
Interest on federal funds sold and other	900	634
Total interest income	103,256	107,818
Interest expense:
Interest on savings deposits, NOW and money market accounts	2,804	3,649
Interest on time deposits	17,765	21,788
Interest on subordinated debentures and long term debt	5,776	5,783
Interest on other borrowed funds	1,033	2,857
Total interest expense	27,378	34,077
Net interest income	75,878	73,741
Provision for loan losses	8,815	1,731
Net interest income after provision for loans losses	67,063	72,010
Noninterest income:
Service charges, fees and other	3,287	2,976
Gain on sale of loans	3,552	6,131
Loan servicing fees, net of amortization	1,846	2,566
Recoveries on loans acquired in business combinations	79	73
Unrealized gain on equity investments	—	147
Increase in cash surrender value of life insurance	576	580
Gain on sale of securities	210	7
Gain on sale of fixed assets	—	6
Loss on sale of other real estate owned	—	11
Total noninterest income	9,550	12,497
Noninterest expense:
Salaries and employee benefits	25,207	25,088
Occupancy and equipment expenses	7,291	7,360
Data processing	3,224	3,202
Legal and professional	1,949	1,516
Office expenses	931	965
Marketing and business promotion	456	926
Insurance and regulatory assessments	774	754
Amortization of intangibles	1,071	1,157
OREO expenses	31	161
Merger expenses	741	240
Other expenses	3,385	2,641
Total noninterest expense	45,060	44,010
Income before income taxes	31,553	40,497
Income tax expense	9,772	11,963
Net income	$21,781	$28,534

Net income per share
Basic	$1.10	$1.42
Diluted	$1.09	$1.40
Cash Dividends declared per common share	$0.24	$0.30
Weighted-average common shares outstanding
Basic	19,799,617	20,063,479
Diluted	19,958,612	20,435,867

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$179,521	$351	0.78%	$231,943	$583	1.01%	$144,131	$1,064	2.93%
Securities
Available for sale	168,151	558	1.32%	171,298	823	1.93%	92,292	631	2.71%
Held to maturity (2)	7,604	71	3.71%	7,661	72	3.78%	8,730	81	3.68%
Mortgage loans held for sale	19,848	171	3.43%	25,130	303	4.85%	253,492	3,050	4.77%
Loans held for investment: (3)
Real estate	2,266,752	29,616	5.20%	2,147,646	28,216	5.28%	1,749,371	23,963	5.43%
Commercial	377,789	4,366	4.60%	364,189	4,114	4.54%	352,795	5,889	6.62%
Total loans	2,644,541	33,982	5.11%	2,511,835	32,330	5.18%	2,102,166	29,852	5.63%
Total earning assets	3,019,665	$35,133	4.63%	2,947,867	$34,111	4.65%	2,600,811	$34,678	5.29%
Noninterest-earning assets	204,638			206,833			169,691
Total assets	$3,224,303			$3,154,700			$2,770,502

Interest-bearing liabilities
NOW and money market deposits	$514,271	$748	0.58%	$462,027	$751	0.65%	$364,127	$1,070	1.17%
Savings deposits	126,635	31	0.10%	123,868	31	0.10%	95,725	47	0.19%
Time deposits	1,284,351	4,746	1.47%	1,314,232	5,933	1.82%	1,340,751	8,038	2.38%
Total interest-bearing deposits	1,925,257	5,525	1.14%	1,900,127	6,715	1.42%	1,800,603	9,155	2.02%
FHLB advances	151,739	444	1.16%	150,000	439	1.18%	13,261	81	2.42%
Long-term debt	104,252	1,748	6.67%	104,168	1,747	6.75%	103,912	1,748	6.67%
Subordinated debentures	14,195	157	4.40%	14,141	168	4.78%	9,606	173	7.15%
Total interest-bearing liabilities	2,195,443	7,874	1.43%	2,168,436	9,069	1.68%	1,927,382	11,157	2.30%
Noninterest-bearing liabilities
Noninterest-bearing deposits	595,264			557,903			424,908
Other noninterest-bearing liabilities	13,270			15,509			20,490
Total noninterest-bearing liabilities	608,534			573,412			445,398
Shareholders' equity	420,326			412,852			397,722
Total liabilities and shareholders' equity	$3,224,303			$3,154,700			$2,770,502
Net interest income / interest rate spreads		$27,259	3.20%		$25,042	2.97%		$23,521	2.99%
Net interest margin			3.59%			3.42%			3.59%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the nine months ended
	September 30, 2020			September 30, 2019
	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$220,195	$1,865	1.13%	$122,563	$2,861	3.12%
Securities
Available for sale	159,373	2,136	1.79%	82,868	1,749	2.82%
Held to maturity (2)	7,760	218	3.75%	9,159	255	3.72%
Mortgage loans held for sale	40,936	1,454	4.74%	352,110	12,785	4.85%
Loans held for investment: (3)
Real estate	2,141,022	84,261	5.26%	1,759,253	72,842	5.54%
Commercial	359,907	13,347	4.95%	350,823	17,354	6.61%
Total loans	2,500,929	97,608	5.21%	2,110,076	90,196	5.72%
Total earning assets	2,929,193	$103,281	4.71%	2,676,776	$107,846	5.39%
Noninterest-earning assets	208,000			167,887
Total assets	$3,137,193			$2,844,663

Interest-bearing liabilities
NOW and money market deposits	$484,157	$2,687	0.74%	$388,298	$3,500	1.21%
Savings deposits	121,836	117	0.13%	97,959	149	0.20%
Time deposits	1,318,947	17,765	1.80%	1,273,604	21,788	2.29%
Total interest-bearing deposits	1,924,940	20,569	1.43%	1,759,861	25,437	1.93%
FHLB advances	118,029	1,033	1.17%	148,101	2,857	2.58%
Long-term debt	104,168	5,243	6.72%	103,827	5,243	6.75%
Subordinated debentures	14,221	533	5.01%	9,565	540	7.55%
Total interest-bearing liabilities	2,161,358	$27,378	1.69%	2,021,354	$34,077	2.25%
Noninterest-bearing liabilities
Noninterest-bearing deposits	546,419			412,845
Other noninterest-bearing liabilities	14,606			19,888
Total noninterest-bearing liabilities	561,025			432,733
Shareholders' equity	414,810			390,576
Total liabilities and shareholders' equity	$3,137,193			$2,844,663
Net interest income / interest rate spreads		$75,903	3.02%		$73,769	3.13%
Net interest margin			3.46%			3.68%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	September 30	June 30,	September 30
	2020	2020	2019
Per share data (common stock)
Earnings
Basic	$0.43	$0.33	$0.40
Diluted	$0.43	$0.33	$0.39
Dividends declared	$0.06	$0.06	$0.10
Basic, excluding merger and conversion expense	$0.43	$0.34	$0.40
Diluted, excluding merger and conversion expense	$0.43	$0.34	$0.40
Book value	$21.35	$20.97	$19.91
Tangible book value	$17.56	$17.17	$16.67
Weighted average shares outstanding
Basic	19,717,568	19,710,330	20,067,847
Diluted	19,804,892	19,806,304	20,425,966
Shares outstanding at period end	19,739,280	19,739,280	20,030,866
Performance ratios
Return on average assets, annualized	1.05%	0.83%	1.15%
Return on average shareholders' equity, annualized	8.06%	6.34%	7.99%
Return on average tangible common equity, annualized	9.81%	7.77%	9.56%
Noninterest income to average assets, annualized	0.34%	0.28%	0.40%
Noninterest expense to average assets, annualized	1.72%	1.89%	1.97%
Yield on average earning assets	4.63%	4.65%	5.29%
Cost of average total deposits	0.87%	1.10%	1.63%
Cost of average interest-bearing deposits	1.14%	1.42%	2.02%
Cost of average interest-bearing liabilities	1.43%	1.68%	2.30%
Accretion on loans to average earning assets	0.08%	0.14%	0.10%
Net interest spread	3.20%	2.97%	2.99%
Net interest margin	3.59%	3.42%	3.59%
Efficiency ratio	46.63%	54.40%	52.40%
Common stock dividend payout ratio	13.95%	18.18%	25.00%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the nine months ended September 30,
	2020	2019
Per share data (common stock)
Earnings
Basic	$1.10	$1.42
Diluted	$1.09	$1.40
Basic, excluding merger expense	$1.13	$1.44
Diluted, excluding merger expense	$1.12	$1.41
Dividends declared	$0.24	$0.30
Book value	$21.35	$19.91
Tangible book value	$17.56	$16.67
Weighted average shares outstanding
Basic	19,799,617	20,063,479
Diluted	19,958,612	20,435,867
Shares outstanding at period end	19,739,280	20,030,866
Performance ratios
Return on average assets, annualized	0.93%	1.34%
Return on average shareholders' equity, annualized	7.01%	9.77%
Return on average tangible common equity, annualized	8.59%	11.73%
Noninterest income to average assets, annualized	0.41%	0.59%
Noninterest expense to average assets, annualized	1.92%	2.07%
Yield on average earning assets	4.71%	5.39%
Cost of average deposits	1.11%	1.57%
Cost of average interest-bearing deposits	1.43%	1.93%
Cost of average interest-bearing liabilities	1.69%	2.25%
Accretion on loans to average earning assets	0.10%	0.12%
Net interest spread	3.02%	3.13%
Net interest margin	3.46%	3.68%
Efficiency ratio	52.75%	51.03%
Common stock dividend payout ratio	21.82%	21.13%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of
	September 30,	June 30,	September 30,
	2020	2020	2019
Loan to deposit ratio	105.49%	106.49%	94.41%
Core deposits / total deposits	99.34%	76.84%	68.32%
Net non-core funding dependence ratio	14.47%	13.39%	25.41%

Credit Quality Data:
Loans 30-89 days past due	$21,735	$23,872	$4,578
Loans 30-89 days past due to total loans	0.79%	0.92%	0.22%
Nonperforming loans	$17,975	$17,217	$9,628
Nonperforming loans to total loans	0.65%	0.66%	0.39%
Nonperforming assets	$18,268	$17,510	$10,895
Nonperforming assets to total assets	0.54%	0.56%	0.39%
Allowance for loan losses to total loans	0.97%	0.88%	0.91%
Allowance for loan losses to nonperforming loans	148.17%	132.54%	201.35%
Net charge-offs to average loans (for the quarter-to-date period)	0.01%	0.05%	0.00%

Regulatory and other capital ratios—Company
Tangible common equity to tangible assets	10.55%	11.07%	12.12%
Tier 1 leverage ratio	11.47%	11.48%	12.74%
Tier 1 common capital to risk-weighted assets	14.11%	14.87%	16.95%
Tier 1 capital to risk-weighted assets	14.69%	15.49%	17.44%
Total capital to risk-weighted assets	20.05%	21.10%	23.71%

Regulatory capital ratios—Bank only
Tier 1 leverage ratio	14.16%	14.14%	14.98%
Tier 1 common capital to risk-weighted assets	18.16%	19.09%	20.53%
Tier 1 capital to risk-weighted assets	18.16%	19.09%	20.53%
Total capital to risk-weighted assets	19.29%	20.13%	21.54%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter
Quarterly Consolidated Statements of Earnings	2020	2020	2020	2019	2019
Interest income
Loans, including fees	$34,153	$32,633	$32,276	$32,178	$32,902
Investment securities and other	972	1,470	1,752	1,729	1,767
Total interest income	35,125	34,103	34,028	33,907	34,669
Interest expense
Deposits	5,525	6,715	8,329	8,796	9,155
Interest on subordinated debentures and other	1,905	1,915	1,956	1,915	1,921
Other borrowings	444	439	150	73	81
Total interest expense	7,874	9,069	10,435	10,784	11,157
Net interest income before provision for loan losses	27,251	25,034	23,593	23,123	23,512
Provision for loan losses	3,861	3,009	1,945	659	824
Net interest income after provision for loan losses	23,390	22,025	21,648	22,464	22,688
Noninterest income	2,727	2,208	4,615	5,823	2,799
Noninterest expense	13,978	14,819	16,263	13,463	13,786
Earnings before income taxes	12,139	9,414	10,000	14,824	11,701
Income taxes	3,619	2,901	3,252	4,149	3,689
Net income	$8,520	$6,513	$6,748	$10,675	$8,012
Net income per common share - basic	$0.43	$0.33	$0.34	$0.53	$0.40
Net income per common share - diluted	$0.43	$0.33	$0.33	$0.52	$0.39
Cash dividends declared per common share	$0.06	$0.06	$0.12	$0.10	$0.10
Cash dividends declared on common shares	$3,592	$1,184	$2,407	$2,003	$2,016
Yield on average assets, annualized	1.05%	0.83%	0.90%	1.51%	1.15%
Yield on average earning assets	4.63%	4.60%	4.86%	5.09%	5.29%
Cost of average deposits	0.87%	1.09%	1.38%	1.55%	1.63%
Cost of average interest-bearing deposits	1.14%	1.41%	1.72%	1.93%	2.02%
Cost of average interest-bearing liabilities	1.43%	1.66%	1.98%	2.21%	2.30%
Accretion on loans to average earning assets	0.08%	0.13%	0.10%	0.10%	0.10%
Net interest margin	3.59%	3.38%	3.37%	3.47%	3.59%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited, except for December 31, 2019)

(Dollars in thousands, except per share amounts)

Loan Portfolio Detail	As of September 30, 2020		As of June 30, 2020		As of March 31, 2020		As of December 31, 2019		As of September 30, 2019
(dollars in thousands)	$	%	$	%	$	%	$	%	$	%
Loans:
Commercial and industrial	$317,891	11.5	$267,481	10.3	$275,602	11.5	$274,586	12.5	$276,478	13.0
SBA	111,193	4.0	104,069	4.0	77,566	3.2	74,985	3.4	70,978	3.3
Construction and land development	183,569	6.7	145,754	5.6	120,115	5.0	96,020	4.4	101,649	4.8
Commercial real estate (1)	975,187	35.4	900,302	34.7	854,580	35.6	793,268	36.1	787,927	37.1
Single-family residential mortgages	1,163,982	42.2	1,174,927	45.3	1,070,649	44.6	957,254	43.6	888,577	41.8
Other loans	3,331	0.1	2,087	0.1	1,470	0.1	821	0.0	536	0.0
Total loans (2)	$2,755,153	99.9	$2,594,620	100.0	$2,399,982	100.0	$2,196,934	100.0	$2,126,145	100.0
Allowance for loan losses	(26,634)		(22,820)		(20,130)		(18,816)		(19,386)
Total loans, net	$2,728,519		$2,571,800		$2,379,852		$2,178,118		$2,106,759

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs.

	Three Months Ended		Nine Months Ended
Change in Allowance for Loan Losses	September 30,		September 30,
(dollars in thousands)	2020	2019	2020	2019
Beginning balance	$22,820	$18,561	$18,816	$17,577
Additions to the allowance charged to expense	3,861	824	8,815	1,731
Net (charge-offs) recoveries on loans	(47)	1	(997)	78
Ending balance	$26,634	$19,386	$26,634	$19,386

Tangible Book Value Reconciliations (non-GAAP)

The tangible book value per share is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of September 30, 2020 and 2019.

	September 30,
(dollars in thousands, except per share data)	2020	2019
Tangible common equity:
Total shareholders' equity	$421,416	$398,841
Adjustments
Goodwill	(69,243)	(58,383)
Core deposit intangible	(5,519)	(6,444)
Tangible common equity	$346,654	$334,014
Tangible assets:
Total assets-GAAP	$3,359,576	$2,820,302
Adjustments
Goodwill	(69,243)	(58,383)
Core deposit intangible	(5,519)	(6,444)
Tangible assets	$3,284,814	$2,755,475
Common shares outstanding	19,739,280	20,030,866
Tangible common equity to tangible assets ratio	10.55%	12.12%
Book value per share	$21.35	$19.91
Tangible book value per share	$17.56	$16.67

Earnings Per Share Excluding Merger and Conversion Expense (non-GAAP)

Earnings per share excluding merger and conversion expense is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a calculation of earnings per share with after-tax net income excluding tax-affected merger and conversion expense. This EPS calculation is presented for the quarters ended September 30, 2020, June 30, 2020 and September 30, 2019, plus for the nine-month periods ending September 30, 2020 and 2019.

	For the three months ended			For the nine months ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Earnings Per Share Excluding Merger and Conversion Expense (non-GAAP)
Net income after tax	$8,520	$6,513	$8,012	$21,781	$28,534
Merger and conversion expense	62	276	100	741	282
Tax on merger and conversion expense	(18)	(85)	(32)	(229)	(83)
Net adjustment	44	191	68	512	199
Adjusted net income after tax	$8,564	$6,704	$8,080	$22,293	$28,733
Weighted average shares outstanding
Basic	19,717,568	19,710,330	20,067,847	19,799,617	20,063,479
Diluted	19,804,892	19,806,304	20,425,966	19,958,612	20,435,867
Adjusted Earnings Per Share
Basic, excluding merger and conversion expense	$0.43	$0.34	$0.40	$1.13	$1.44
Diluted, excluding merger and conversion expense	$0.43	$0.34	$0.40	$1.12	$1.41

Efficiency Ratio (non-GAAP)

The efficiency ratio is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The efficiency ratio is non-interest expense divided by net interest income plus non-interest income. The efficiency ratio is presented for the quarters ended September 30, 2020, June 30, 2020 and September 30, 2019, plus the nine-month periods ending September 30, 2020 and 2019.

	For the three months ended			For the nine months ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Efficiency Ratio (non-GAAP)
Noninterest expense	$13,978	$14,819	$13,786	$45,060	$44,010
Net interest income	27,251	25,034	23,512	75,878	73,741
Noninterest income	2,727	2,208	2,799	9,550	12,497
Net interest income and non-interest income	$29,978	$27,242	$26,311	$85,428	$86,238
Efficiency ratio	46.63%	54.40%	52.40%	52.75%	51.03%